Exhibit 99.1

DRI Corporation Posts Profitable Second Quarter 2010 Results

  Second Quarter 2010 Earnings Per Share is 6 Cents
  Gross Margins Improve
  Management Expects Positive Results for Balance of Fiscal Year 2010
  Conference Call Slated Aug. 12, 2010, at 11 a.m. (Eastern)

DALLAS--(BUSINESS WIRE)--August 11, 2010--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it posted second quarter 2010 net sales of $25.6 million, up approximately 19 percent over the $21.5 million in net sales posted for the same period last year.

David L. Turney, Chairman of the Board of Directors and Chief Executive Officer, said, “Our second quarter 2010 revenue and margins improved as we had expected; margins were approximately 30 percent, up from 24 percent at first quarter 2010. Leading the margin improvement was our international business and the revenues derived from lower-margin served markets remained substantial. Net income before taxes also improved over the same quarter of the prior year. The consolidated effective tax rate for second quarter 2010 was significantly higher than the prior year’s same quarter, which reduced our net income. Diluted shares outstanding were higher than last year’s same quarter by approximately 8 percent, which contributed to the reduction of our earnings per share to 6 cents, as compared to 9 cents for the same period last year.”

Earlier today, the Company filed with the U.S. Securities and Exchange Commission a Form 10-Q for the period ended June 30, 2010.

SECOND QUARTER 2010 RESULTS

For the period ended June 30, 2010, net sales were $25.6 million and the net profit to common shareholders was $763 thousand, or 6 cents per diluted share. This compares to net sales of $21.5 million and a net profit to common shareholders of $1.1 million, or 9 cents per diluted share, for the same period last year.

Basic weighted-average shares outstanding as of June 30, 2010, were 11.8 million, as compared to 11.5 million a year ago. Diluted weighted-average shares outstanding as of June 30, 2010, were 14.3 million, as compared to 13.2 million a year ago.

SIX-MONTH RESULTS

For the six months ended June 30, 2010, the Company posted net sales of $47.7 million and a net loss to common shareholders of $232 thousand, or 2 cents per diluted common share outstanding. This compares to net sales of $34.7 million and a net loss to common shareholders of $74 thousand, or 1 cent per diluted common share outstanding, for the same period last year.

Basic and diluted weighted-average shares outstanding for the six-month period 2010 were 11.8 million and 11.8 million, respectively, as compared to 11.5 million and 11.5 million, a year ago.

THIRD QUARTER AND FISCAL YEAR 2010 OUTLOOK

Mr. Turney said, “We expect third and fourth quarters 2010 to show (1) continuation of higher margins, (2) revenues above the same periods of the prior year, and (3) profitability. However, we do have concerns about the persistently adverse economic news both in the U.S. and in Central Europe; while those markets in question make up less than half of our revenue, they are important. We previously reported that we had not detected any significant impact on fiscal year 2010 revenue attributable to global economic issues. However, we now have concerns about those two served market sectors although we do see continued strength in other areas such as Brazil and India, for example. Taking into consideration the full picture, we presently forecast fiscal year 2010 revenues to approximate $100 million (as based on second quarter 2010 exchange rates), and we are adjusting our fiscal year 2010 earnings per share projection to a range of 18 cents to 22 cents. Although this revised range is lower than our previous forecast, it represents a major improvement over fiscal year 2009’s earnings per share of 13 cents. With such an achievement, fiscal year 2010 would be the fourth consecutive year of earnings improvement for DRI Corporation – all carried out in difficult economic times while penetrating newly served markets and producing approximately 17 percent in compounded annual growth.”

NEW SERVED MARKET INITIATIVES

Mr. Turney said, “Regarding our new market initiatives, we have entered the Russian transit market and, as we participate in exhibitions and position our products with specific customers, we are pursuing our first orders there. As part of our Strategic Business Plan for fiscal years 2011 to 2013, we are also laying the ground work for entering the China transit market. Such long-term plans are an integral part of our business development process, which has served us well in terms of guiding the Company’s growth and development in recent years.”

BACKLOG

The Company’s backlog was $16.1 million at June 30, 2010. This compares to $26.3 million at Dec. 31, 2009.

Mr. Turney said, “As previously noted, we must caution that backlog is becoming less of an indicator of potential growth for the Company. Lead times from original equipment manufacturer (OEM) customers continue to decline as they increasingly expect us to anticipate what they will need, when they will need it, and prepare for those needs on our own. In that regard, we continue to take great pride in our OEM customers’ confidence in the Company. Since backlog is becoming less of an indicator for our business, we will not be making comments about it in the future unless there is a materially significant change in data.”

CONFERENCE CALL

Management will discuss second quarter 2010 results during an investors’ conference call tomorrow, Aug. 12, 2010, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available through Nov. 15, 2010 via the following telephone numbers: domestic, (877) 870-5176; or international, (858) 384-5517. The replay code is 13021.
  To participate via webcast, go to http://viavid.net/dce.aspx?sid=0000798C. The webcast will be archived until Nov. 15, 2010.

MARK YOUR CALENDAR

  On or about Nov. 15, 2010, the Company plans to file with the SEC a Form 10-Q for the period ending Sept. 30, 2010.
  On or about Nov. 16, 2010, management plans to discuss third quarter 2010 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan, expectations for transit industry support for the Company, expectations regarding future legislative action to fund the U.S. transit industry; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the forecasted timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, that our expectations about future legislative actions to fund the U.S. transit industry are incorrect, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010 and Aug. 11, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)

	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$1,125	$1,800
Trade accounts receivable, net	19,018	18,192
Current portion of note receivable	172	86
Stock subscription receivable	-	670
Other receivables	1,179	1,645
Inventories, net	15,182	13,042
Prepaids and other current assets	1,614	1,844
Deferred tax assets, net	416	250
Total current assets	38,706	37,529

Property and equipment, net	6,137	5,266
Long-term portion of note receivable	-	86
Goodwill	8,983	9,793
Intangible assets, net	622	728
Other assets	642	890
Total assets	$55,090	$54,292

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$9,074	$7,200
Loans payable	520	463
Current portion of long-term debt	5,995	960
Current portion of foreign tax settlement	550	561
Accounts payable	10,555	10,099
Accrued expenses and other current liabilities	6,270	6,459
Preferred stock dividends payable	77	20
Total current liabilities	33,041	25,762

Long-term debt and capital leases, net	1,221	6,572

Foreign tax settlement, long-term	116	294

Deferred tax liabilities, net	263	338

Liability for uncertain tax positions	323	380

Commitments and contingencies

Shareholders' Equity and Noncontrolling Interests
Series K Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 500 shares authorized; 319 and 299 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively; redeemable at the discretion of the Company at any time.	1,439	1,341
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 80 shares authorized; 80 shares issued and outstanding at June 30, 2010 and December 31, 2009; redeemable at the discretion of the Company at any time.	337	337
Series G Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 725 shares authorized; 500 and 480 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively; redeemable at the discretion of the Company after five years from date of issuance.	2,218	2,118
Series H Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 125 shares authorized; 72 and 69 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively; redeemable at the discretion of the Company after five years from date of issuance.	312	297
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 166 shares authorized; 166 shares issued and outstanding at June 30, 2010 and December 31, 2009; redeemable at the discretion of the Company at any time.	830	830
Common stock, $.10 par value, 25,000,000 shares authorized; 11,822,515 and 11,746,327 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively.	1,182	1,175
Additional paid-in capital	30,471	30,393
Accumulated other comprehensive income - foreign currency translation	540	1,976
Accumulated deficit	(18,283)	(18,276)
Total DRI shareholders' equity	19,046	20,191
Noncontrolling interests	1,080	755
Total shareholders' equity	20,126	20,946
Total liabilities and shareholders' equity	$55,090	$54,292

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$25,559	$21,514	$47,688	$34,716
Cost of sales	17,789	14,844	34,594	24,360
Gross profit	7,770	6,670	13,094	10,356

Operating expenses
Selling, general and administrative	5,834	5,155	11,815	9,628
Research and development	158	189	266	268
Total operating expenses	5,992	5,344	12,081	9,896

Operating income	1,778	1,326	1,013	460

Other income (expense)	15	(106)	14	(112)
Foreign currency gain	55	149	144	24
Interest expense	(362)	(365)	(722)	(701)
Total other income and expense	(292)	(322)	(564)	(789)

Income (loss) before income tax (expense) benefit	1,486	1,004	449	(329)

Income tax (expense) benefit	(383)	19	(131)	38

Net income (loss)	1,103	1,023	318	(291)

Less: Net (income) loss attributable to noncontrolling interests, net of tax	(223)	130	(325)	371

Net income (loss) attributable to DRI Corporation	880	1,153	(7)	80

Provision for preferred stock dividends	(117)	(78)	(225)	(154)

Net income (loss) applicable to common shareholders of DRI Corporation	$763	$1,075	$(232)	$(74)

Net income (loss) per share applicable to common shareholders of DRI Corporation
Basic	$0.06	$0.09	$(0.02)	$(0.01)
Diluted	$0.06	$0.09	$(0.02)	$(0.01)

Weighted average number of common shares and common share equivalents outstanding
Basic	11,797,095	11,498,254	11,775,348	11,485,806
Diluted	14,322,759	13,228,690	11,775,348	11,485,806

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com